News Release

For Immediate Release	Nextel Communications, Inc. 2001 Edmund Halley Drive Reston, VA 20191

Contacts:

Media: Bob Ratliffe (425) 828-8686

Audrey Schaeffer (240) 876-1588

Investors: Paul Blalock (703) 433-4300

Nextel Holds Annual Shareholder Meeting
-Domestic Guidance for 2001 is Reaffirmed-
-Spectrum Holdings Increase to 21 MHz-
-Two Directors Re-elected and Auditors Approved for 2001-

RESTON, Va. – May 31, 2001 – Nextel Communications, Inc. (NASDAQ: NXTL) re-affirmed its domestic guidance for subscriber growth, revenues and operating cash flow, at its annual shareholder meeting today.

“We expect to report approximately 2 million domestic net subscriber additions, total domestic revenues of approximately $7 billion, and domestic operating cash flow of approximately $1.9 billion for the full year of 2001,” said Tim Donahue, Nextel’s president and CEO. “Our recent actions designed to boost domestic operating cash flow are gaining traction.”

In response to a shareholder question, the company also updated its spectrum ownership. Nextel and Nextel Partners (NASDAQ: NXTP) own the rights to use approximately 21 MHz of spectrum, on average, across the United States. “We have closed the spectrum transaction with Arch Wireless, Inc. (NASDAQ: ARCH) and our team of spectrum experts continues to obtain SMR channels at very competitive prices,” said Morgan O’Brien, Nextel’s co-founder and current Vice Chairman.

Two business items were passed during the meeting. First, Mr. Keith Bane and Mrs. Janet Hill were re-elected to the Board of Directors for three-year terms. Mr. Bane is the Executive Vice President and President of Americas region of Motorola, Inc. Mrs. Hill is the Vice President of Alexander and Associates, a corporate consulting firm located in Washington D.C. The second item of business was the ratification of Deloitte & Touche LLP as Nextel’s independent auditors for the fiscal year 2001.

Nextel Communications, Inc., based in Reston, Virginia, is a leading provider of fully integrated wireless communications services in the United States. Nextel and Nextel Partners, Inc., currently serve 185 of the top 200 U.S. markets. Through recent market launches, Nextel and Nextel Partners’ service is available today in areas of the U.S. where approximately 220 million people live or work. The Nextel National Network offers a fully integrated wireless communications tool with digital cellular, text/numeric paging, wireless Internet access and Nextel Direct Connect® —a digital two-way radio feature. In addition, through Nextel International, Inc., Nextel has wireless operations and investments in Canada, Mexico, Argentina, Brazil, the Philippines, Peru, Chile and Japan. Please visit the Company’s website at http://www.nextel.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. A number of the matters and subject areas discussed in this press release that are not historical or current facts deal with potential future circumstances and developments. These discussions are qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from Nextel’s actual future experience. Nextel has

News Release

attempted to identify certain of the factors that they currently believe may cause actual future experience and results to differ from Nextel’s current expectations regarding the relevant matter or subject area. Such risks and uncertainties include the economic conditions in our targeted occupational markets and competitive conditions, as well as those that are described from time to time in Nextel’s reports filed with the SEC, including Nextel’s Annual Report on Form 10-K for the year ended December 31, 2000, and in the 10-Q for the first quarter of 2001. This press release speaks only as of its date, and Nextel disclaims any duty to update the information herein.

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